Exhibit 3.23

CONTOUR ENERGY E & P, LLC

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

This First Amendment to Limited Liability Company Agreement (the “Amendment”) of CONTOUR ENERGY E & P, LLC (the “Company”) is made and entered into effective as of January 15, 2003 by CONTOUR ENERGY CO., as the Sole Member of the Company (the -Sole Member”).

Recitals

A. In order to comply with Sections 6.5(c) and (d) of the First Amended Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, As Modified (the -Plan”), the Company’s Limited Liability Company Agreement dated as of December 31, 2001 (the “LLC Agreement”), must be amended to prohibit the issuance of non-voting equity securities as required by section 1123(a)(6) of the Bankruptcy Code.

B. The party hereto wishes to amend the LLC Agreement to prohibit the issuance of any non-voting equity securities.

Agreement

NOW, THEREFORE, the party hereto agrees as follows:

1. All terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the LLC Agreement.

2. Section 4.1 of Article 4 of the LLC Agreement is hereby amended to read in its entirety as follows:

Section 4.1 Membership Interests. Contemporaneously with the execution by such Member of this LLC Agreement, each Member shall have its Membership Interest as set forth in Exhibit A attached hereto. Notwithstanding any other provisions of this LLC Agreement, the Company shall not issue any non-voting Membership Interest or any other class or series of non-voting equity securities.”

3. Except as otherwise amended hereby, the LLC Agreement remains in full force and effect.

4. This Amendment may be executed by original or facsimile signature.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed by the Sole Member as of the day and year first above written.

SOLE MEMBER:

CONTOUR ENERGY CO.

By:	/s/ Rick G. Lester
Rick G. Lester, Executive Vice President and Chief Financial Officer